EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

GOOD HARBOR PARTNERS ACQUISITION CORP.

THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Good Harbor Partners Acquisition Corp. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801 and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value.

FIFTH: The name and the mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS

Laura K. Plourde	Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110

SIXTH: The Directors shall have power to adopt, amend, or repeal the By-Laws of the Corporation.

SEVENTH: Election of Directors need not be by written ballot unless the By-Laws of the Corporation so provide.

EIGHTH: The Corporation shall indemnify and hold harmless any director, officer employee or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred in connection with, or as a result of, any proceeding in which he or she may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director, officer, employee or agent, whether or not he or she continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the fullest extent permitted by the laws of the State of Delaware as they may be amended from time to time.

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

The undersigned incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts stated herein are true and accordingly has hereunto set his hand this 10th day of August, 2005.

/s/ Laura K. Plourde
Laura K. Plourde, Incorporator

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